NEWS RELEASE

BW Account Number:  1079001
Date:           August 29, 2005     7:00 a.m. E.S.T.
Contact:        James L. Saner, Sr., President and CEO
                MainSource Financial Group, Inc.  812-663-0157


     MainSource Financial Group Acquires The Madison Bank and Trust Company

Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and CEO of MainSource Financial Group announced today the completion of the company's purchase of The Madison Bank and Trust Company of Madison, Indiana, effective August 27, 2005. Madison Bank and Trust previously was a wholly owned subsidiary of Cleveland, Ohio-based National City Corporation (NYSE: NCC). Certain offices of MainSource Bank of Indiana and the former Madison Bank and Trust Company have consolidated and will operate as MainSource Bank.

This transaction enhances MainSource's market position in Jefferson County, Indiana and also provides entry into Ohio County with the former Madison Bank and Trust Company's Rising Sun, Indiana office.

Mr. Saner stated, "This is a continuation of our efforts to better serve the people of southeastern Indiana with our focus on community banking and meeting the needs of the communities in which we do business. At the same time, this transaction enables us to benefit from our increased presence in southeastern Indiana which not only benefits our customers but also our shareholders."

Mr. Saner added, "We are committed to local decision-making and we stand firm on our commitment to our community banking philosophy. Our current structure emphasizes regionalized management by local employees, which serves as a cornerstone for MainSource."

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is a community-focused, financial services holding company with assets of approximately $1.7 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois, it operates 55 offices in 23 Indiana counties and six offices in three Illinois counties. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company provides various related financial services through the Company's banking affiliates.